Exhibit 99.1

September 22, 2026 5:00 AM PT

Knightscope Reports Approximately $27 Million in Estimated Renewals, Bookings and Client Awards Since May 2026

Update Follows the Company’s Launch of the Autonomous Security Force at GSX 2026; 109 Contracts and Awards Across Seven Vertical Markets

Sunnyvale, Calif., September 22, 2026 - Knightscope, Inc. (NASDAQ: KSCP) (the “Company” or “Knightscope”), the security technology company building the nation’s first Autonomous Security Force, today reported approximately $27 million in estimated renewals, bookings and client awards for the period from May 20, 2026 through September 18, 2026. The total reflects 109 contracts and awards across seven vertical markets and includes both estimated renewals from existing clients and estimated new client engagements. See “About Renewals, Bookings, and Client Awards” below for how the Company defines and calculates this figure.

The update comes on the heels of GSX 2026, the Global Security Exchange in Atlanta, where Knightscope officially launched the Autonomous Security Force (the “Force”). The Force combines autonomous machines, AI-driven software, and licensed security agents as one accountable operation with a single point of accountability for the client.

Renewals are estimated to account for approximately $19.6 million, or 72%, of the total, reflecting existing clients electing to continue with Knightscope, and new business is estimated to account for approximately $7.5 million, or 28%. The largest renewal in the period was a three-year master services agreement with a multinational industrial client, under which services are ordered periodically over the term. The Company estimates the value of services under that agreement at approximately $17 million over the initial term based on current service levels; the agreement does not obligate the client to purchase a minimum volume of services. The largest new engagement was a written client award from a national retailer with a stated award value of approximately $5.8 million.

By vertical market, Industrial, Energy and Security Services represented approximately $18.7 million across 43 contracts and awards, or 69% of the total; Retail and Consumer approximately $6.5 million across 11, or 24%; Higher Education approximately $1.0 million across 14; Critical Infrastructure approximately $0.5 million across 34; and Healthcare and Life Sciences, Technology, and Federal Healthcare represented the balance. New and renewed clients in the period include a U.S. federal law enforcement agency, public transit systems, a national presidential foundation, universities and community colleges, hospitals and life sciences companies, municipalities, and multiple Fortune 500 enterprises.

“When our largest clients renew for the long term, and household-name enterprises, federal agencies, and transit systems also choose Knightscope, that is the market telling us where security is headed,” said William Santana Li, Founder, Chairman and CEO of Knightscope.

About Renewals, Bookings and Client Awards

“Renewals, bookings and client awards” as used in this release is an operating metric based on the Company’s internal records as of September 18, 2026. It includes (i) the total contract value of new and renewal agreements entered into during the period, including the full term of multi-year agreements where applicable; (ii) the Company’s estimate of the value of services to be ordered under master services agreements over their initial terms based on current service levels, where the client orders services periodically and is not obligated to purchase a minimum volume; and (iii) written client awards for which definitive agreements or ordering documents had not yet been issued as of the measurement date. Approximately $17 million of the total is attributable to the estimate described in clause (ii) and approximately $5.8 million to the award described in clause (iii). The metric is not a measure of revenue, backlog, remaining performance obligations, or any other financial measure under generally accepted accounting principles, and it is not a substitute for any such measure. The Company’s method of calculating this metric may differ from similarly titled metrics used by other companies.

Revenue from these agreements and awards, if any, is recognized only as services are ordered and delivered over the respective terms, in some cases over multiple years. Actual services ordered may be more or less than the Company’s estimates, and agreements and awards are subject to termination, non-renewal, changes in service levels, the client’s issuance of ordering documents, government funding and appropriation, and other conditions. Renewals, bookings and client awards in any period should not be viewed as indicative of the Company’s revenue, results of operations, or cash flows for that period or any future period. This release does not address the Company’s financial results or expected financial results for the third quarter of 2026 or any other period, and the Company is not providing, updating, or reaffirming any financial guidance. Figures are preliminary, unaudited, and subject to change.

About Knightscope

Knightscope is a security technology company building the nation’s first Autonomous Security Force. As a managed service provider, the Company delivers autonomous machines, AI-driven software, and licensed security agents as one accountable operation, under one contract, to help protect people, property, and critical infrastructure. Knightscope’s long-term mission is to make the United States of America the safest country in the world. Learn more at www.knightscope.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s goals, growth, prospects, product roadmap, and outlook, including the Company’s estimates of the value of services to be ordered under master services agreements, the conversion of client awards into definitive agreements, the recognition of revenue from renewals, bookings and client awards, the Autonomous Security Force, and future financial performance of the Company. Actual results may differ materially due to a number of factors, including the risk that clients order fewer services than the Company estimates, the risk that client awards do not result in definitive agreements or orders, the Company’s dependence on a limited number of significant clients, and the risks and uncertainties described under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as updated by its other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update them except as required by law.

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Knightscope, Inc.

(650) 924-1025 ext. 6